May 1, 2007

Private and Confidential

Mr. Skip Lee
President & COO
PRWT Services, Inc.
1835 Market Street – Suite 800
Philadelphia, PA 19103

RE: Engagement of The Staubach Company ("Staubach") by PRWT Services, Inc. ("Client") for Economic Incentives Negotiation for its Proposed PROJECT ("Project")

Dear Skip:

Staubach is pleased to have the opportunity to provide this proposal letter outlining our approach to the Staubach Advisory Services economic incentives negotiation practice. The purpose of this letter is to summarize our discussions regarding Staubach's capabilities and to confirm the scope and related terms of our engagement by the Client for the Project.

SERVICES

Staubach provides a team of professionals who specialize in the analysis, structuring and negotiation of business and economic incentives on behalf of our clients. Staubach utilizes a four-phase process that will result in a comprehensive analysis of the statutory and non-statutory tax credits and incentives available to the Client. The four-phase process is described in the attached Scope of Services (the "Services"). Upon your acceptance of this proposal, Staubach will commence delivery of the Services.

PROFESSIONAL FEES

Staubach's compensation for the provision of the Services will be a percentage of the total benefits identified or negotiated by Staubach on the Client's behalf. The percentage fee compensation is based on the following percentage levels for the incentives identified or negotiated:

12.5% on first $2,000,000
11.5% on $2,000,000 to 2,999,999
10.5% on $3,000,000 to 3,999,999
9.5% on $4,000,000 to 4,999,999
8.0% on $5,000,000 and above

The term "benefit" shall mean the actual value of the benefits to be received by the Client as a direct result of economic incentives identified or negotiated by Staubach on behalf of the Client. The Fee will be inclusive of Staubach's out-of-pocket expenses, but does not include any of the Client's legal fees and other internal related expenses.

The Client recognizes and agrees that upon approval by Client of the proposed tax credit and incentives package designed by Staubach during Phase III Negotiation/Approvals Phase, the Fee shall be earned by Staubach and is due and payable to Staubach upon the terms set forth in this agreement. However, the parties agree that the amount of the Fee due Staubach may thereafter be adjusted (up or down) based upon the actual value of the tax credit and incentives package ultimately approved by the various state and local governments. The parties agree to act in good faith to achieve the total value of the benefits as contemplated in the tax credit and incentive package approved by the Client.

In the event that the Client terminates the Project after the Research/Feasibility Phase has been completed and accepted by the Client or the Client decides not to move forward with the project, then Client will pay Staubach a minimum fee of $50,000 in recognition of work done to date.

Strictly as an accommodation to Client, and not as an admission that the entire Fee is not due and payable upon such approval by Client of the proposed tax credit and incentives package, Staubach agrees that payment of the Fee will be structured as follows:

- 50% of fee earned upon formal approval from state and local authorities will be payable the later of 30 days after the closing of the business financing for the transaction or 30 days after invoicing by Staubach.

- The remaining 50% of the Fee will be payable to Staubach in one or more installments (each, an "Additional Installment") upon the receipt by the Client of the negotiated economic incentives. However, Staubach agrees that, with the exception of the First Installment, in no event shall payment of any Additional Installment exceed 50% of the benefits actually received by the Client to that date. Any remaining Additional Installment(s) will be payable upon subsequent receipt by the Client of future negotiated benefits, with the same 50% limitation applicable. Each Additional Installment is payable within thirty (30) days of Staubach's invoice.

By way of example only, assume that the tax credit and incentives package negotiated by Staubach on Client's behalf totals $2,000,000. Thus, Staubach's Fee would be $250,000. Assume further that the tax credits and incentives are to be received by Client in equal annual increments of $200,000 each over a period of ten years. Payment of the Fee to Staubach would be structured as follows:

- Upon approval of the tax credit and incentives package by the various state and local governments and meeting later of the financing or 30 day billing, First Installment, or $125,000, is payable to Staubach.

- First year benefits received = $200,000; total benefits received to date = $125,000; total payments to Staubach not to exceed 50% or $100,000; first year Additional Installment payment to Staubach = $0.

- Second year benefits received = $200,000; total benefits received to date = $400,000; total Fee payments to Staubach not to exceed 50% or $200,000; second year Additional Installment = $75,000 [$200,000 less $125,000 previously paid].

- Third year benefits received = $200,000; total benefits received to date = $600,000; total Fee payments to Staubach not to exceed 50% or $300,000; third year Additional Installment = $50,000 [$250,000 less $200,000 previously paid].

CONFIDENTIALITY

Staubach agrees to keep confidential any and all information provided by Client during the course of this engagement, as well as the terms of any agreement(s) entered into by the Client with any governmental entity during the course of or as a result of this engagement.

LIMITATION OF LIABILITY

Staubach's maximum liability to the Client for any reason arising out of or relating to this agreement and/or the Services provided shall be limited to the Fee paid by the Client pursuant to this agreement.

GUARANTEE OF VALUE

If, in the sole opinion of Client, Staubach has not provided value, in terms of time, money, and qualitative issues, in excess of the cost of the services as set forth in the invoice for such services, Staubach will waive all or part of the fees it is to receive as set forth in the invoice. Such fee reduction is at the discretion of the Client, provided that Client gives written notice of such determination to Staubach within one week of Client's receipt of the invoice for such fees. If Client elects to exercise this right to reduce Staubach's fee, Client agrees to provide Staubach with a written summary of Client's reasons for such fee reduction. Client will also provide Staubach with an additional opportunity to meet with Client executives so that Staubach may understand and address any service issues that may have caused Client to exercise this right.

BINDING OBLIGATION

Client's liability and obligation for payment of Staubach's Fee shall be binding upon Client's successors and/or assigns including, without limitation, by way of merger, acquisition, corporate restructuring, change in control, or buy-out.

For your convenience in confirming this arrangement, we enclose a copy of this letter for you to sign and return to my attention, indicating your acceptance of the terms outlined above. We appreciate this opportunity to serve PRWT Services, Inc. and look forward to working closely with your team. If you have any questions or comments, please call me at (972) 361-5000.

Sincerely,

Staubach Advisory Services

Ann Woessner
Senior Vice President

AGREED AND ACCEPTED:

PRWT Services, Inc.

Signature

MAY 3, 2007
Date

Skip Lee
Skip Lee – President & COO

CC: Joseph Fetterman – The Staubach Company

SCOPE OF SERVICES

Staubach will utilize a four-phased, comprehensive approach, which includes project definition, feasibility, design, and implementation. This four-phased process will require the collaborative efforts of Client and Staubach. The four phases are discussed below.

I. ***Research/Feasibility***

In conjunction with Client, Staubach will validate the data gathered and develop a Project Profile for the Project. The Project Profile will include, but not be limited to, the following:

- Identify the factors 'driving' the project: new project, relocation, consolidation, etc.
- Understand the location (state and city) for the project
- Understand the capital investment potential; real property investment, personal property investment, inventory (if applicable), etc.
- Understand the labor force and salary requirements for new and/or existing employees
- Understand special project requirements such as utility, transportation and environmental infrastructure enhancements (electric, water, waste water, fiber, etc.)

There may be additional project requirements determined at the project kick-off meeting with Client. By developing the Project Profile, Client and Staubach will be in full agreement as to the size and scope of the Project and will have identified all potential leverage points.

II. ***Strategy***

The Strategy Phase is designed to determine a range of potential benefits for a given project. Execution of the Strategy Phase will involve the following steps:

- Client reconfirms all Project related information as identified in Phase I and discloses any additional and unique Project details, as necessary for full understanding of the Project.
- Staubach will begin the research process related to potential incentives that are available as identified in Phase I as well as begin the development of preliminary Project cost and incentives models that are consistent with the information provided by Client and confirmed in the Project Profile developed in Phase I. Staubach will screen any potential opportunities with Client's designated representative and such other representatives as Client may request.
- Staubach will work with Client's tax department to confirm the value and Client's ability to utilize of all potential tax (income, franchise, sales, property, etc.) incentives.

- Staubach will work with the Client's human resources team to determine value and Client's ability to utilize any hiring / training incentives.

- Finalize with Client the state and local government project kick-off presentation.

- Staubach will identify key state and local economic development contacts and will initiate preliminary contact, on a confidential basis, in order to introduce the Project and garner early support from the economic development community.

- Client will approve the meeting preparation documents and incentives negotiation strategy

Upon completion of the Feasibility Phase, Staubach will present a summary report of the quantified incentives opportunities and strategies identified for the Project and detail known approval processes. Upon approval of the agreed upon preliminary incentives programs and strategies by Client, Staubach will begin the formal negotiation process with state and local government as described in Phase II.

At this point the minimum fee due Staubach will be established under the terms of Engagement Letter.

III. *<u>Negotiation/Approvals</u>*

The Negotiation/Approvals Phase will focus on the specific strategies identified and agreed upon by Client during Phase II. However, Staubach and Client may identify additional strategies or significantly modify the strategies that were identified during the Strategy Phase. During the Negotiation/Approvals Phase;

- Staubach will set up meeting with State and Local Government.

- Staubach will begin the formal negotiation process with state and local government as described in Phase II and will outline the proposed Project as agreed upon with Client in Phases I and II.

- Staubach will analyze the incentive proposals received from state and local government.

- Staubach will prepare a financial model of the available incentives and credits over a ten year period (or the maximum term of the incentives package) in order to demonstrate the impact of such incentives on the overall project. Staubach will. continue to refine, quantify, and prioritize available incentives and credits identified in the Phase II preliminary analysis

- Gather and begin preparation of all necessary applications, contract documents and detailed information to secure incentives that are available and of benefit to Client

- Advise Client on terms and conditions of contract documents relative to compliance and claw-back provisions.

- Prior to final approval of the incentives package by state and local government, Staubach will present a summary of the final negotiated incentives, with estimated value and timing of the incentives, for Client review, acceptance and sign-off.

- Staubach will work to obtain the approval of the incentives package and the ultimate receipt of the various incentives by Client

- Coordinate the approval of the incentives by state and local government.

Upon acceptance of the final incentives report, Staubach's fee will become final and payable per the terms of the executed engagement agreement. Upon governmental approval, a non-refundable installment equal to 50 % of the fee is now due and payable.

IV. *Documentation / Implementation Phase*

The Documentation/ Implementation Phase involves the execution of the action steps outlined in the Implementation Work Plan. During the Documentation/Implementation phase, Staubach will:

- Initiate the preparation of an incentives implementation process. An implementation work plan will detail the actions necessary by Client to capture the negotiated and approved incentives on a go-forward basis.

- Assist Client in the preparation of the initial application forms, compliance documents, tax returns, etc. that are necessary for the capture and compliance of all incentives programs.

- Staubach will work with real estate, human resources, tax, legal and other Client departments as necessary to implement the necessary incentives tracking and compliance systems.

Staubach will assist Client with the incentives implementation process for an agreed upon period of time, not to exceed 24 months from the date of the receipt of the first incentive or other agreed upon milestone date. After the expiration of Staubach's agreed upon implementation period, Staubach will coordinate with Client the release of all responsibility for the continued compliance of all remaining incentives benefits. Remaining fees due will be paid in accordance with the Professional Fees Section of the Engagement Letter.